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                                                                   Exhibit 10.9


                          [RIBOGENE, INC. LETTERHEAD]

                                                                 CONFIDENTIAL

                                  May 11, 1993

Mr. Charles Casamento
112 Fulton Street
Boston, MA 02109

Dear Chuck:

        On behalf of RiboGene, Inc. (the "Company"), I am pleased to offer you the positions of President and Chief Executive Officer of the Company and Chairman of the Board of Directors. Speaking for the Board, as well as the other members of the Company's management team, we are all very impressed with your achievements to date and your approach to management. We all look forward to a mutually profitable and enjoyable relationship as we build the Company together.

        The terms of your employment relationship with the Company will be as set forth below.

        1. POSITIONS. You will become the Chairman of the Board of Directors and the President and Chief Executive Officer of the Company. As such, you will have overall responsibility for directing the Company toward the achievement of its business objectives as developed by the Board of Directors.

        2.      COMPENSATION.

                a. BASE SALARY. You will be paid a base annual salary of $200,000, payable in two equal payments per month pursuant to the Company's regular payroll policy.

                b. EMPLOYMENT BONUS. In addition, you will receive an employment bonus of $50,000, payable in one lump sum on the first day of your employment with the Company (subject to normal withholding).

                c. PERFORMANCE BONUS. You will be eligible to receive a performance bonus of up to $75,000 for the period ending June 30, 1994. The amount of bonus that you actually receive will be based on achievement of mutually acceptable milestones to be agreed to by you and the Board of Directors not later than September 30, 1993. You will also be entitled to earn similar performance bonuses in future years, again based on achievement of objectives.




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                d.  ANNUAL REVIEW.  Your base salary will be reviewed at the end of your first year of employment, and thereafter annually as part of the Company's normal salary review process. Your base salary will be increased by a minimum of $25,000 on the first anniversary of your employment with the Company.

        3. STOCK AND/OR OPTIONS. As you know, the Company has recently completed the first closing of a two-stage financing. The second closing of the financing is scheduled for late May. Included in the financing is a reverse 10:1 stock split. The numbers described below are given on a post-split basis.

                a. FIRST OPTION. At its first meeting following the commencement of your employment with the Company, the Board of Directors will grant you an incentive stock option, or a right to purchase (or a combination of an option and a purchase right), 300,000 shares of the Company's Common Stock at fair market value on the date of grant. The Board of Directors anticipates that fair market value will be in the range of $0.15-$0.25 per share. Such shares will vest at the rate of 1/48th of the original number of shares on each monthly anniversary of your employment date (total vesting in 48 months). Vesting will, of course, depend on your continued employment with the Company. The Company currently allows employees a maximum of 30 days following termination of employment in which to exercise vested options under all circumstances other than death or disability, but will consider extending this period for all employees to 90 days.

                b. SECOND OPTION. You will also be granted a second incentive stock option, or right to purchase (or a combination thereof), for 80,000 additional shares of Common Stock on the first anniversary of the commencement of your employment with the Company. This stock will vest over a new 4-year vesting schedule that will commence on the first anniversary of commencement of your employment.

                c. ACCELERATION OF VESTING. All stock will vest fully in the event of any sale or merger in which control of the Company is transferred.

                You will also be eligible to receive additional stock pursuant to the Company's Stock Plan as deemed appropriate by the Board of Directors based on merit and performance.

        4.      RELOCATION EXPENSES.

                a. EXPENSE REIMBURSEMENT. The Company will reimburse up to $75,000 for actual out-of-pocket expenses for relocation, including legal expenses, expenses incurred in connection with the sale of your home (such as brokerage fees and closing costs), expenses incurred in purchasing a home (such as loan fees), travel expenses from Boston to San Francisco for you and your wife (a maximum of three trips each, coach-class) and moving expenses.



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Reimbursement of expenses that are not tax-deductible will be "grossed-up" in the amount of taxes that will be payable as a consequence of the reimbursement.

                b. LOANS. The Company will grant you a loan of $40,000 on the first day of your employment with the Company and additional loans of identical amounts on each of the first and second anniversaries of the commencement of your employment. These loans are intended to cover interest payments on the increased mortgage costs to which you will be subject by purchasing a home in California. These loans will bear interest at the lowest rate allowed by applicable law. The loans will be secured by your Company Common Stock. Each loan will have a three-year term. Interest will accrue and be payable at the end of the term of the loan. The Board of Directors will consider forgiveness of these loans and accrued interest as they become due.

                c. MORTGAGE ASSISTANCE LOAN. In the event that you are unable to sell your home in Boston promptly, the Company will make available a bridge loan in an amount not to exceed $250,000 to provide a down payment on a new home in California. Such loan will be due and payable on the earlier of six months following the date of the loan or promptly following the sale of your home in Boston. This loan will also bear interest at the lowest rate allowed by applicable law, which will be due on maturity of the loan.

        5.  BENEFITS.

                a. LIFE INSURANCE. The Company will pay premiums on a life insurance policy in the amount of $900,000, the beneficiary of which will be designated by you. The premiums will be considered compensation and will be shown as compensation on your normal paychecks, subject to withholding.

                b. DISABILITY INSURANCE. The Company will pay or reimburse you for premiums for disability insurance that will cover 80% of your base salary. Again, these payments will be "grossed-up" to cover the tax liability incurred by receipt of these payments.

                c. OTHER BENEFITS. The Company will also make available to you standard vacation, medical and dental insurance benefits. Alternatively, you can choose to continue existing health-care coverage for you and/or your wife, in which case the Company will reimburse these expenses, again "grossed-up" to cover tax liability incurred as a result of receipt of these payments. In addition, the Company currently indemnifies all officers and directors to the maximum extent permitted by law, in which you will be included. The Company will commit contractually to advance any expenses for which indemnification is available to the extent allowed by applicable law.

        6. SEVERANCE AGREEMENT. In the event of termination of your employment with the Company other than for cause, you will be entitled to receive salary continuation for six months



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following your termination date. In addition, you will be entitled to continue all vesting with respect to Company stock during such six-month period.

        7. START DATE. Your employment with the Company will commence on the earlier of (a) the date two weeks following the termination of your employment with your current employer, or (b) the first business day following July 4, 1993.

        Except as described above, your employment with the Company will be on an "at will" basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason. Like all Company employees, you will be required to sign the Company's Standard Employee Agreement relating to protection of the Company's proprietary and confidential information and assignment of inventions.

        Chuck, we are all delighted to be able to extend you this offer and we look forward to working together. Please indicate your acceptance by signing and returning the enclosed copy of this letter.


                                Very truly yours,


                                RIBOGENE, INC.


                                /s/ PETRI VAINIO
                                -----------------------------
                                Petri Vainio, Chairman of the
                                Board of Directors

ACCEPTED AND AGREED:

/s/ CHARLES CASAMENTO
-------------------------
Charles Casamento




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